FOR IMMEDIATE RELEASE
Date:  June 6, 1997
OTC Bulletin Board Symbol:  CVOL
Covol Investor Contact:                          Alan Ayers (801) 768-4481
                                                            (801) 768-4483 FAX

COVOL Technologies, Inc., announces licensing agreement with Covol Australia,
Ltd.

Lehi, Utah--Covol Technologies, Inc. (CVOL) today announced that it has entered into a new licensing agreement with Covol Australia Ltd. ("CAL") to expand the use of its patented technology to that mineral rich country.

Covol maintains a 15 percent interest in CAL and Brent M. Cook, President and CEO of Covol, is a member of CAL's board of directors. CAL has received its initial capitalization and is working to be listed as a public company in Australia.

Alan Doyle is the Chairman of CAL and brings to it a background in resource recovery and financial services, including work as a mining analyst for two international stock brokerage companies before establishing his own corporate advisory company in Australia. Doyle is also chairman of International Precious Metals, Inc., a listed U.S. mining corporation with operations in Arizona.

CAL will use Covol's patented technology to recycle waste by-products from the Australian coal and steel industries into fuel and iron briquettes. CAL will also extend the technology to recover other minerals and metals.

Covol Technologies, Inc. is a technology development company focused on recycling yesterday's waste into tomorrow's resources.

Forward looking statements in this release involve a number of risks and uncertainties including, but not limited to, product demand, market acceptance, changing economic conditions, risks in product and technology development, the effect of the company's accounting policies and other risk factors detailed in the company's SEC filings.


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